Exhibit 10.13

APAC Customer Services, Inc.	Phone 847-374-4998
One Parkway North Center, 5th Floor	Fax 847-236-5453
Deerfield, IL 60015	wnrothman@apacmail.com

Warren N. Rothman

Senior Vice President

Human Resources

January 6, 2000

Mr. Daniel S. Hicks

16631 Wright Circle

Omaha, NE 68130

Dear Dan:

This is to confirm that should your employment with the company terminate for “Good Reason” following a “Change of Control” (terms defined in my December 27, 1999 letter to you), this will not be construed as a voluntary termination per the terms of the Employee Reimbursement Agreement attached to the above-referenced December 27, 1999 letter.

Sincerely,

/s/ Warren N. Rothman

Warren N. Rothman

Senior Vice President,

Human Resources

I have received and understand the terms detailed above.

/s/ Daniel S. Hicks	1-7-00
Daniel S. Hicks	Date

APAC Customer Services, Inc.

Employee Reimbursement Agreement

Employee:	Dan Hicks

New Department:	Inbound SBU	New GL Number:

New Position:	Vice President

In order to receive relocation benefits under the Deerfield Relocation Program, this Employee Reimbursement Agreement must be completed, signed and returned to U.S. Relocation prior to commencement of any benefits. U.S. Relocation will return the fully executed Agreement to the appropriate manager to be place in your file.

                This Agreement between APAC Customer Services, Inc. (the “Company”) and the Employee identified above, is effective on JAN 7, 2000.  In consideration of the material promises herein, the parties agree as follows:

                The Company agrees to pay the relocation benefits under the Deerfield Relocation Program (the “Benefits”) to assist Employee and Employee’s family and household members to relocate to the Deerfield, Illinois area.

                Employee agrees to relocate to the Deerfield, Illinois area to assume the new position with the Company identified above.  Employee further agrees to reimburse the Company the amounts specified below if, within 24 months of the relocation, (i) Employee voluntarily terminates his employment with the Company, or (ii) the Company terminates Employee for “cause”, which means termination of your employment due to (a) gross misconduct or gross negligence in the performance of your employment duties, (b) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company, or (c) refusal to comply with lawful directives, rules or policies of the company.

                In the event that Employee is obligated to reimburse the Company in accordance with the above paragraph, Employee will reimburse the percentage of the Benefits shown in the following schedule within 30 days of termination:

Length of Service From Relocation	Percentage of Benefit to be Reimbursed

12 months or less	100%
At least 12 months,
But less than 24 months	50%
As least 24 months	0%

                Employee agrees that such reimbursement may be withheld from any final wages, including vacation pay, due at the time of his termination.  Employee further agrees that he will execute any required withholding agreement that the Company determines necessary.

                Employee specifically agrees and acknowledges that his employment that his employment with the Company is one of “at will” and this document does not create a contract of employment for any specific period of time or in any way alters at will status, meaning that either you or the Company are free to terminate the employment relationship at any time for any reason.  Employee also specifically agrees and acknowledges that receipt of relocation benefits does not extend or guarantee him employment in any way or any specified period of time.

EMPLOYEE		APAC CUSTOMER SERVICES, INC.

By:	/s/ Daniel S. Hicks	By:	/s/ Warren N. Rothman

Date:	1-7-00	Date:	1/7/00

APAC Customer Services, Inc.	Phone 847-374-4998
One Parkway North Center, 5th Floor	Fax 847-236-5453
Deerfield, IL 60015	wnrothman@apacmail.com

Warren N. Rothman

Senior Vice President

Human Resources

December 27, 1999

PERSONAL AND CONFIDENTIAL

Mr. Dan Hicks

16631 Wright Circle

Omaha, NE 68130

RE: Deerfield Relocation Program — Amended

Dear Dan:

Welcome to our corporate headquarters! On behalf of APAC Customer Services, I am pleased to present you with a comprehensive relocation package for your move to the Deerfield, Illinois area.  This letter is merely intended to outline the key components of the Deerfield Relocation Program for your information.  More specific information about the Program will be provided to you shortly from U.S. Relocation, our relocation partner.

Relocation Program

1.               The Company-provided benefits under the Program are as follows:

a.               Marketing assistance with the sale of your home in Omaha, Nebraska via a realtor referred to you by U.S. Relocation.

b.              Payment of closing costs associated with the sale of your home in Omaha, including realtor commission and other costs normally paid by the seller.

c.               Payment for the move and complete unpack of your household goods and personal possessions from your home in Omaha to your new home in the Deerfield, Illinois area.

d.              Payment of a moving allowance in the amount of $10,000 (net of taxes) to assist you with miscellaneous expenses.

e.               Home finding assistance in the Deerfield, Illinois area via a realtor associated with one of the Company’s preferred relocation partners.

Mr. Dan Hicks December 27, 1999 Page 2

f.                 Payment of any points and loan origination fees associated with your new mortgage on your new home in the Deerfield, Illinois area, up to 2% of the principal amount of your new mortgage.

g.              Payment of any fees associated with the purchase of your new home in the Deerfield, Illinois area normally paid for by the buyer, such as recording fees, title/abstract fees and home inspections, up to 1% of the principle amount of your new mortgage.

h.              Payment (to be applied toward your new mortgage) of an amount (net of taxes) that, in addition to the proceeds from the sale of your current home, will maintain your current equity position (estimated to be 33.9%) in your new home in the Deerfield, Illinois area.  (We estimate this amount to be approximately $133,825, but it could be more or less depending on your actual current equity position and the sale price of your current home.)

i.                  Payment of a monthly mortgage subsidy (net of taxes) for five years.  This payment will equal 100% of the difference, if any, between the total monthly payments (including principle, interest, and property taxes) on your home in Omaha and your new home in the Deerfield, Illinois area for the first three years, 75% of the difference for Year 4, and 50% of the difference for Year 5.

j.                  Duplicate mortgage protection for up to 3 months on your Omaha home, once you have closed on your Chicago area residence.

k.               A bridge loan, secured by the equity in your Omaha home, will be available to enable you to close on your Chicago area home.

l.                  Additional services, such as temporary housing and household goods storage, are available to you, as your individual situation requires.

Mr. Dan Hicks December 27, 1999 Page 3

2.               To be eligible for these relocation benefits, you must execute an Employee Reimbursement Agreement under which you agree to reimburse the Company in the event that, within 24 months of your move to Deerfield, Illinois, you voluntarily terminate your employment or the Company involuntarily terminates your employment for “Cause.”  An Employee Reimbursement Agreement is attached for your review and signature.

3.               Relocation benefits that are subject to tax will be grossed-up for tax purposes.  The amount of the payments for these relocation benefits will be reflected on your W-2 at the end of the year.

Compensation

1.               Your 20% increase in base compensation from $170,000 to $204,000 (annual amount is stated for convenience and not intended as a contract) will become effective when you complete the relocation of your household to the Deerfield, Illinois area.  Your relocation must be complete by April 30, 2000, although we are aware of the tight housing market and your commitment to be working full-time in Deerfield by that date.

2.               Your annual bonus opportunity will be consistent with that available to executives at your level in the organization as it exists from year to year.  For 2000, this opportunity is 15%-30%-45% of base salary for threshold-target-maximum performance, respectively.

3.               Upon signing this letter and the enclosed Employee Reimbursement Agreement, and subject to the approval of the Compensation Committee, you will be granted options to purchase 15,000 shares of APAC stock at an exercise price equal to the mean between the high and low prices at which APAC’s common stock trades on the day you sign these documents as

Mr. Dan Hicks December 27, 1999 Page 4

reported by Bloomberg Financial Markets.  Such options will vest at the rate of 20% per year during the first five years of the options’ ten-year term.  In addition, you will be eligible to participate in APAC’s going forward performance-based stock option plan, and will be eligible for additional awards pursuant to this plan.

4.               With respect to the stock options granted pursuant to this letter as well as all other options granted to you, in the event of a “Change Control” (as defined below), 50% of the unvested portion of all outstanding options shall be fully and immediately vested; the balance shall vest if within one (1) year of the “Change of Control”, your employment with APAC terminates for “Good Reason” (as hereinafter defined).

For purposes hereof, the term “Good Reason” shall mean any of (i) your dismissal from employment by APAC, other than for “Cause” (as defined below), (ii) your voluntary resignation within ninety (90) days following (A) a material alteration in your title, duties or responsibilities or (B) relocation of your office by more than twenty (20) miles from both your current personal residence and Deerfield, Illinois or (C) reduction in your base salary or Incentive Bonus participation; provided such voluntary resignation shall be upon no less than thirty (30) days prior written notice and the reasons specified therein are not cured during the (30) day period immediately following such notice.

5.               Finally, if APAC terminates your employment other than for “Cause”, you will be entitled to receive severance payments equal to twelve (12) months base salary.  Termination for “Cause” means termination of your employment due to (a) gross misconduct or gross negligence in the performance of your employment duties, (b) commission by you of a crime involving fraud or moral turpitude that can reasonably be expected to have an adverse effect on the business, reputation or financial situation of the Company, or (c) refusal to comply with lawful directives, rules or policies of the Company.

Mr. Dan Hicks December 27, 1999 Page 5

More detailed information about these benefits will be provided in the Program materials from U.S. Relocation.  The description in those materials will govern over this summary.  Any questions you may have about the Relocation Program should be directed to Cindy Corkery, Director, Corporate Recruiting.  Please direct all questions about compensation to me.  Also, please note that by signing this letter, you agree that it supercedes the relevant terms outlined in your September 7, 1999 letter, as well as any other oral or written commitments made to you.

Once again, welcome to Deerfield.  You are an important asset to the Company, and Peter, Clark and I look forward to having you on the team.

Sincerely,

/s/ Warren N. Rothman
Warren N. Rothman
Senior Vice President
Human Resources

WNRpl
Enclosures
Cc:	Cindy Corkery
Clark Sisson
Peter Leger

Accepted by:

/s/ Dan Hicks
Dan Hicks

Dated: 1-5-00

ATTACHMENT A

A “Change in Control” shall be deemed to have occurred if (I) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the company, (ii) the Company shall be merged or consolidated with another corporation and, as a result of such merger or consolidation, less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the company, as the same shall have existed immediately prior to such merger or consolidation, (iii) the company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate, (iv) as a result of, or in connection with, any contested election for the Board of Directors, or any tender or exchange offer, merger or business combination or sale of assets, or any combination of the foregoing (a “Transaction”), the persons who were Directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor thereto, or (v) a person, within the meaning of Section 3(a)(9) or of Section 13 (d)(3) (as in effect on the date hereof) of the Securities and Exchange Act of 1934 (“Exchange Act”), other than any employee benefit plan then maintained by the company, shall acquire more than 50% of the outstanding voting securities of the company (whether directly, indirectly, beneficially or of record).  For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3 (d)(l)(i) (as in effect on the date hereof) pursuant to the Exchange Act.  Notwithstanding the foregoing, (i) a Change in Control will not occur for purposes of this Agreement merely due to the death of Theodore G.  Schwartz, or as a result of the acquisition, by Theodore G. Schwartz, alone or with one or more affiliates or associates, as defined in the Exchange Act, of securities of the company, as part of a going-private transaction or otherwise, unless Mr. Schwartz or his affiliates, associates, family members or trusts for the benefit of family members (collectively, the “Schwartz Entities”) do not control, directly or indirectly, at least twenty-seven percent (27%) of the resulting entity, and (ii) if the Schwartz Entities control, directly or indirectly, less than twenty-seven percent (27%) of the company’s voting securities while it is a public company, then “33-1/3” shall be substituted for “50%” in clauses (i), (ii), and (v) of the first sentence of this paragraph.

APAC Customer Services, Inc.	Phone 847-374-4998
One Parkway North Center, 5th Floor	Fax 847-236-5453
Deerfield, IL 60015	wnrothman@apacmail.com

Warren N. Rothman

Senior Vice President

Human Resources

PERSONAL AND CONFIDENTIAL

September 7, 1999

Mr. Dan Hicks

16631 Wright Circle

Omaha, NE 68103

Dear Dan:

I am pleased to confirm the recent discussions you have had with Clark.  Specifically:

1.                                       Your base salary has been increased to $170,000, effective August 16, 1999.

2.                                       Your bonus for the July-December, 1999 period under the Management Bonus Plan (MBP) will be guaranteed at the 50% funding level, or $17,000 (less withholding). This payment is contingent on you being actively employed by the company on the date the MBP bonuses are paid, consistent with the updated terms of the Plan.

3.                                       Regarding your stock options (total of 150,000 granted through August 3, 1999), in the event there is a “change of control” of the power to vote APAC’s common stock, and if thereafter you are dismissed from employment other than for gross negligence or “cause” (as said term is defined in APAC’s stock option grant materials), you will then be fully vested in all of the above-mentioned stock options.

We look forward to your continued contributions to the company going forward.

Best personal regards!

Sincerely,

/s/ Warren N. Rothman

Warren N. Rothman

Senior Vice President

Human Resources

WNR:ca

Cc: Clark Sisson